Exhibit 99.1

DRAFT PRESS RELEASE	UNIVISION COMMUNICATIONS INC.

Contact:	Brooke Morganstein
Citigate Sard Verbinnen
(212) 687-8080

MCHENRY T. TICHENOR, JR. RESIGNS AS PRESIDENT OF UNIVISION RADIO, EFFECTIVE DECEMBER 31ST

Industry Leader Played Key Role in Univision’s ‘03 Merger with Hispanic Broadcasting Corporation; Remains Board Member

LOS ANGELES, CA – December 8, 2004 – Univision Communications Inc. (NYSE: UVN) today announced that McHenry (Mac) Tichenor, Jr. will resign his position as President of Univision Radio, effective December 31, 2004, to pursue other interests outside of the Spanish-language broadcast business.  He will continue to serve as a member of Univision Communications’ Board of Directors and will be a consultant to the Company.  Gary Stone will continue running the day to day operations of Univision Radio in his current role as Chief Operating Officer.  He has occupied that position since 2001.  An internal and external search for Mr. Tichenor’s successor will commence immediately.

Prior to Univision’s merger with Hispanic Broadcasting Corporation (“HBC”), Mr. Tichenor was President and Chief Executive Officer of HBC and its predecessors for over 23 years.  HBC became Univision Radio upon its acquisition in September 2003.

“I am pleased that the integration of Hispanic Broadcasting into Univision has been so successful, and that our cross-platform marketing efforts across television, radio, cable and online are progressing ahead of schedule,” said Mr. Tichenor.  “I take this step with the comfort of knowing that the radio operation will continue to flourish, thanks to its terrific employees and its solid, proven management team.

“My 25-year career in broadcasting has proved very gratifying, starting with my father and grandfather in a family business, through our decision to specialize in Spanish radio, the merger of Tichenor Media System and Heftel Broadcasting, and, most recently, the acquisition of HBC by Univision.  In that time, it has been my privilege to work with many of the most talented and dedicated people in our industry, including my colleagues at Univision.  I am bullish on the company’s prospects and look forward to continuing to contribute to its success as a consultant and a member of its Board of Directors.”

“I want to thank Mac Tichenor for his dedication and invaluable help in managing our radio division and overseeing the integration of the division into Univision Communications since the merger last year,” said A. Jerrold Perenchio, Chairman, President and Chief Executive Officer of Univision.  “Since the creation of Univision Radio, Mac’s leadership, experience and expertise in the radio industry have been essential to fulfilling our goal of more broadly serving our country’s growing Hispanic audience.  Univision is a far stronger, much more diversified company than ever, thanks in large part to Mac’s efforts.  The entire Univision team is delighted that Mac will continue to serve on the Company’s Board of Directors and work with us as a consultant.”

With approximately 10 million weekly listeners, Univision Radio, the leading U.S. Spanish-language radio broadcaster, owns and operates 68 radio stations in 17 of the top 25 U.S. Hispanic markets and 4 radio stations in Puerto Rico.

Univision Communications Inc. is the premier Spanish-language media company in the United States.  Its operations include Univision Network, the most-watched Spanish-language broadcast television network in the U.S. reaching 98% of U.S. Hispanic Households; TeleFutura Network, a general-interest Spanish-language broadcast television network, which was launched in 2002 and now reaches 80% of U.S. Hispanic Households; Univision Television Group, which owns and operates 24 Univision Network television stations and 1 non-Univision television station; TeleFutura Television Group, which owns and operates 31 TeleFutura Network television stations; Galavision, the country’s leading Spanish-language cable network; Univision Radio, the leading Spanish-language radio group which owns and/or operates 68 radio stations in 17 of the top 25 U.S. Hispanic markets and 4 stations in Puerto Rico; Univision Music Group, which includes Univision Records, Fonovisa Records, and a 50% interest in Mexico-based Disa Records labels as well as Fonomusic and America Musical Publishing companies; and Univision Online, the premier Spanish-language Internet destination in the U.S. located at www.univision.com.  Univision Communications also has a 50% interest in TuTv, a joint venture formed to broadcast Televisa’s pay television channels in the U.S., and a non-voting 27% interest in Entravision Communications Corporation, a public Spanish-language media company. Univision Communications is headquartered in Los Angeles with television network operations in Miami and television and radio stations and sales offices in major cities throughout the United States.

For more information, please visit www.univision.net

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